Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French President/Chief Executive Officer (704) 708-6600	Art Parker Interim Chief Financial Officer (704) 708-6600
MEDCATH CORPORATION REPORTS FIRST QUARTER EARNINGS
     CHARLOTTE, N.C., Feb 7, 2008 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, predominately the diagnosis and treatment of cardiovascular disease, today announced its operating results for its first fiscal quarter, which ended December 31, 2007.
First Quarter 2008 Results
     During its fourth quarter of fiscal 2007, MedCath completed the recapitalization of Harlingen Medical Center (“HMC”). As part of the recapitalization, MedCath’s ownership in HMC was reduced from a majority ownership of 51.0% to a minority ownership of 36.0%. Due to this change in ownership, MedCath began accounting for HMC as an equity investment in the quarter ended September 30, 2007. As such, MedCath’s consolidated operating results for the quarter ended December 31, 2007 exclude net revenue, income from operations and Adjusted EBITDA of HMC. In comparison, MedCath’s consolidated results for the comparable quarter of the previous fiscal year include the consolidated financial results of HMC. As detailed below, any reduction in MedCath’s primary consolidated financial measures is due to the reclassification of HMC from a consolidated subsidiary to an equity investment.
     MedCath’s reported net revenue decreased 6.8% to $163.7 million in the first quarter of fiscal 2008 from $175.5 million in the first quarter of fiscal 2007, which included $18.4 million attributable to HMC. Excluding this amount from prior year’s results, net revenue increased 4.2%. Income from operations increased 6.4% to $11.4 million in the first quarter of fiscal 2008 from $10.7 million in the first quarter of fiscal 2007, which included $0.9 million attributable to HMC. Excluding this amount from prior year’s results, income from operations increased 15.6%. Adjusted EBITDA in the first quarter of fiscal 2008 increased 12.2% to $23.5 million from $20.9 million in the first quarter of fiscal 2007, which included $2.1 million attributable to HMC. Excluding this amount from prior year’s results, Adjusted EBITDA increased 25.0%. Income from continuing operations was $3.3 million, or $0.15 per diluted share, in the first quarter of fiscal 2008, compared to income from continuing operations of $254,000, or $0.01 per diluted share, in the first quarter of fiscal 2007. MedCath’s first quarter of fiscal 2007 income from continuing operations would have been $0.7 million, or $0.03 per diluted share, had HMC been accounted for as an equity investment in the first quarter of fiscal 2007.
     MedCath’s operating results for the quarter ended December 31, 2007 reflect the following items that collectively negatively impacted net revenue $0.2 million, Adjusted EBITDA $0.6 million and diluted earnings per share $0.02:
•	A $0.2 million, or net impact of $0.01 per diluted share, decrease in net revenue and Adjusted EBITDA related to settlement of third-party cost reports during the quarter, and
•	A $0.4 million, or net impact of $0.01 per diluted share, decrease in Adjusted EBITDA related to senior management severance expense and higher professional fees incurred for implementation of the Company’s business continuity plan during the quarter.
     MedCath’s first quarter of fiscal 2007 results were negatively impacted by a $2.7 million reduction in net revenue and Adjusted EBITDA and a $3.7 million, or $0.18 per diluted share, reduction in income from continuing operations.
     Share-based compensation expense totaled $3.7 million, or $0.12 per diluted share, in the first quarter of fiscal 2008, compared to $1.0 million, or $0.03 per diluted share, in the first quarter of fiscal 2007. Pre-opening expenses totaled $0.2 million, or $0.01 per diluted share, in the first quarter of fiscal 2008. MedCath did not incur pre-opening expenses in the first quarter of fiscal 2007. Adjusted EBITDA in this release does not include share-based compensation expense or pre-opening expenses, but these expenses are included as a component of income from continuing operations.
     “We experienced a strong start to fiscal 2008, driven by strategic and operating initiatives upon which we embarked two years ago and that are the foundation for our successes in this and previous quarters,” said O. Edwin French, MedCath’s president and chief executive officer. “Our hospitals had strong inpatient and outpatient volumes, and our operating initiatives allowed us to expand our Adjusted EBITDA and increase our EPS during the quarter.”
Operating Statistics and Cash Flow
     Same facility hospital adjusted admissions for the first quarter of fiscal 2008 increased 6.4% from the first quarter of the previous fiscal year. Same facility hospital net revenue increased 4.6% after adjusting first quarter of 2007’s revenue for a reimbursement adjustment that reduced net revenue by $2.7 million. Net cash provided by operating activities of continuing operations for the first quarter of fiscal 2008 was $0.7 million, down from $11.4 million for the first quarter of fiscal 2007. This decrease was primarily due to payment of a previously announced settlement between one of MedCath’s hospitals and the United States Department of Justice and an increase in cash tax payments.
     Capital expenditures, including $4.6 million in expenditures related to MedCath’s growth initiatives, totaled $14.3 million in the first quarter of fiscal 2008 in comparison to $3.5 million in the first quarter of fiscal 2007.

Use of Non-GAAP Financial Measures
     This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; interest and other income, net; income tax expense; depreciation; amortization; share-based compensation expense; pre-opening expenses; loss on disposal of property, equipment and other assets; loss on early extinguishment of debt; equity in net earnings of unconsolidated affiliates; minority interest share of earnings of consolidated subsidiaries, share-based compensation, and pre-opening expenses. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analyses of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompanies this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations.
     Management will discuss and answer questions regarding MedCath’s quarterly results today during a 10 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is 32448859. A live web cast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, February 14, 2008. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 32448859. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services, the majority of which currently involve the diagnosis and treatment of cardiovascular disease. MedCath owns interests in and operates ten hospitals with a total of 663 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control including, but not limited to, enactment of changes in federal law that would limit physician hospital ownership. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Annual Report or Form 10-K for the year ended September 30, 2007 filed with the Securities and Exchange Commission on December 14, 2007. Copies of this form including exhibits are available on the internet site of the Securities and Exchange Commission at http://www.sec.gov.